Free Writing Prospectus to Preliminary Terms No. 10,053

Registration Statement Nos. 333-250103; 333-250103-01

Dated August 31, 2023; Filed pursuant to Rule 433

Morgan Stanley

1.5-Year Worst-of RTY and XLK Contingent Income Buffered Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	Russell 2000® Index (“RTY”) and Technology Select Sector SPDR® Fund (“XLK”)
Buffer amount:	15% (85% maximum loss)[1]
Early redemption:

Beginning after six months, if the determination closing level of each underlying is greater than or equal to its initial level on any quarterly redemption determination date, the securities will be automatically redeemed

Coupon barrier level:	85% of the initial level for each underlying
Contingent quarterly coupon:	6.50% to 8.50% per annum
Coupon payment dates:	Quarterly
Early Redemption dates:	Beginning after six months, quarterly
Pricing date:	September 26, 2023
Final observation date:	March 26, 2025
Maturity date:	March 31, 2025
CUSIP:	61775HG35
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223023041/ms10053_fwp-12267.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Worst Performing Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-15%	$1,000.00
-16%	$990.00
-20%	$950.00
-30%	$850.00
-40%	$750.00
-50%	$650.00
-60%	$550.00
-70%	$450.00
-80%	$350.00
-90%	$250.00
-100%	$150.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide a minimum payment at maturity of only 15% of your principal.

●The securities do not provide for the regular payment of interest and may pay no interest over the entire term of the securities.

●The contingent quarterly coupon, if any, is based only on the determination closing levels of the underlyings on the related quarterly observation date at the end of the related interest period.

●Investors will not participate in any appreciation of either of the underlyings.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The market price will be influenced by many unpredictable factors.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 1.5-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $948.50 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Not equivalent to investing in the underlyings or the stocks composing the RTY Index or the Technology Select Sector Index.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each of the underlyings, with respect to both the contingent quarterly coupons, if any, and the payment at maturity.

●Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risks of receiving no contingent quarterly coupons and sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Adjustments to the RTY Index could adversely affect the value of the securities.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLK Shares.

●Adjustments to the XLK Shares or the index tracked by the XLK Shares could adversely affect the value of the securities.

●The performance and market price of the XLK Shares, particularly during periods of market volatility, may not correlate with the performance of the Technology Select Sector Index, the performance of the component securities of the Technology Select Sector Index or the net asset value per share of the XLK Shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.